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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     SHUGART                       ALAN
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      (Last)                        (First)              (Middle)

     301 CONESTOGA WAY
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                                    (Street)

     HENDERSON                          NV                    89015
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    (City)                           (State)                  (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     VALENCE TECHNOLOGY, INC. - VLNC
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     MARCH 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.             6.
                                                             4.                               Amount of      Owner-
                                                             Securities Acquired (A) or       Securities     ship
                                                             Disposed of (D)                  Beneficially   Form:       7.
                                                             (Instr. 3, 4 and 5)              Owned at End   Direct      Nature of
                                  2.            3.           -----------------------------    of Issuer's    (D) or      Indirect
1.                                Transaction   Transaction                  (A)              Fiscal Year    Indirect    Beneficial
Title of Security                 Date          Code                         or               (Instr. 3      (I)         Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)      Amount       (D)   Price      and 4)         (Instr.4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      3/3/00         G              10,000       D     *           210,000        D

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===================================================================================================================================

* The securities were previously purchased on the open market and were given as a gift to the University of Redlands.


*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                                                                         (Over)
                                                                 SEC 2270 (3-99)

================================================================================
TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                   2.                                                                                     Deriv-    of
                   Conver-                     5.                              7.                         ative     Deriv-   11.
                   sion                        Number of                       Title and Amount           Secur-    ative    Nature
                   or                          Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-                       Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise      3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price     Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of        action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-    Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative     (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security           Secur-    Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity       Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
OPTION (RIGHT      31.65625  3/14/00  A        48,400        *        3/14/10  COMMON    48,400           273,588    D
TO BUY)                                                                        STOCK

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====================================================================================================================================

Explanation of Responses:

* Option to purchase shares under the 1996 Stock Option Plan. The shares subject to the option vest quarterly over three (3) years, with vesting to begin on the date of the grant.



      /s/ ALAN SHUGART                                         5/18/00
---------------------------------------------            -----------------------
      **Alan Shugart                                             Date
        Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 2270 (3-99)